Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (Nos. 333-47796, 333-48002, 333-141029, 333-141028 and 333-128283) on Form S-8 of PolyOne Corporation of our report dated February 29, 2008, with respect to the consolidated balance sheets of Oxy Vinyls, LP as of June 30, 2007 and December 31, 2006, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the six months ended June 30, 2007 and each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 10-K of PolyOne Corporation. Our report refers to a change in method of accounting for planned major maintenance activities effective January 1, 2007, a change in method of accounting for defined benefit pension and other postretirement plans effective December 31, 2006, and a change in method of accounting for share-based payments effective July 1, 2005.
/s/ KPMG LLP
KPMG LLP
Dallas, Texas
February 29, 2008